Exhibit 10.14
AGREEMENT
AGREEMENT, dated as of December 24, 2009, by and between W.P. Carey & Co. LLC (the “Company”), a Delaware limited liability company, W.P. Carey International LLC (“WPCI”), a Delaware limited liability company, and Edward V. LaPuma (“Executive”).
WHEREAS, the parties have agreed that it would be in their mutual best interests for Executive to resign from employment with the Company and WPCI and, in connection therewith, the Company, WPCI and Executive have determined to settle all of their respective rights and obligations in respect of the Employment Agreement between Executive and the Company, dated as of June 28, 2000, as amended March 21, 2003, and as further amended on December 31, 2008 (as so amended, the “Employment Agreement”) and other matters pertaining to Executive’s services with the Company, WPCI and any of their affiliates;
NOW, THEREFORE, in consideration of their mutual promises, the Company, WPCI and Executive agree as follows:
1. Resignation. Effective as of the date hereof (the “Resignation Date”), the Executive hereby resigns from employment with the Company and hereby simultaneously resigns (i) as an employee, as President and as a member of the board of directors of WPCI, and from each other officer or executive position held with WPCI, (ii) as an employee and Managing Director and Head of International Investments of the Company and from each other officer or executive position held with the Company, (iii) from employment with each of the Company’s other subsidiaries and affiliates and (iv) from each other officer or executive position held with the Company and each directorship or officer or executive position held with each of the Company’s subsidiaries or affiliates, including, without limitation, any Corporate Property Associates entity, such as CPA 14, CPA 15, CPA 16 and CPA 17 (the “CPA Entities”). Without limiting the generality of the foregoing, during the 90 day period following the Resignation Date, Executive shall execute promptly such other documents evidencing each or any of the foregoing resignations as the Company or WPCI shall request.
2. Compensation. Promptly following the Resignation Date, Executive shall be paid any portion of his base salary payable for services through the Resignation Date that has not been previously paid to Executive. On or before December 30, Executive shall also be paid $436,000, net of draw previously paid, in accordance with prior practice, in respect of all other compensation due and owing to Executive in addition to his base salary, including commission, bonus and other incentive compensation, in respect of his services to the Company, WPCI and their affiliates (the “Company Entities”) through the Resignation Date. Except as otherwise expressly provided in this Agreement, the payments made under this Section 2 shall be in full and complete satisfaction of all of Executive’s claims, rights and entitlements (including, but not limited to, any claims in respect of bonuses, commissions, incentive compensation and vacation pay) relating to or arising from his employment by or other services to the Company Entities.

3. Rights in Respect of Restricted Stock Units and Options. Notwithstanding Section 2 hereof, (i) Executive’s rights and entitlements with respect to the 94,208 restricted stock units credited to Executive’s account under the W.P. Carey & Co. LLC Deferred Compensation Plan for Employees shall be governed by the terms of such Plan, a copy of which has been provided to Executive, (ii) Executive shall have the right, for 30 days following the Resignation Date, to exercise in accordance with its terms the option in respect of 36,000 of the Company’s shares remaining exercisable from the option grant made April 1, 2002, as illustrated on Exhibit A hereto (the “April 2002 Option”) and (iii) Executive shall have the right to exercise in accordance with their terms all options listed on Annex A other than the April 2002 Option (the “PEP Options”), from and after the Resignation Date or, if later, the date such options become exercisable in accordance with their terms, and until the stated expiration date for such options. The PEP Options are non-forfeitable and become exercisable ratably in annual installments, commencing with the fifth, and ending with the ninth, anniversary of the date on which such option was granted, and regardless of whether any such anniversary date shall occur after the Resignation Date. Stacey Lamendola (or, if any time she is no longer serving as the Company’s principal human resources officer, her successor in such position) shall upon Executive’s request assist Executive with any forms or information required to exercise the April 2002 Option or any of the PEP Options.
4. Purchase of WPCI Equity Interests. The Company shall purchase from Executive and Executive shall sell to the Company all of his right, title and interest in WPCI and W.P.C.I. Holdings I LLC (“Holdings I”) and W.P.C.I. Holdings II LLC (“Holdings II)” (such interests to be collectively referred to as, the “WPCI Interests”) for a payment in cash of $15,380,000, to be made by wire transfer, on or before December 30, 2009, to the Executive’s account previously used by the Company Entities in respect of other payments made to him by the Company Entities. For the avoidance of doubt, the parties agree that the WPCI Interests being purchased by the Company from Executive are owned outright by him, as a capital asset, and that this purchase transaction reflects a negotiated fair market value of such interests and not a compensatory transaction. The purchase and sale of such WPCI Interests shall be effected after the distribution of the property dividend payable by WPCI in respect of the fourth quarter of 2009, which shall be made on or before December 24, 2009, and by Holdings I and Holdings II in respect of the fourth quarter of 2009, which shall be made on or before December 28, 2009. Upon the confirmation of receipt of such wire by the institution at which such account is held, Executive shall have no further ownership, interest or claim in respect of any of WPCI, Holdings I or Holdings II or by reason of having been a member thereof, except that Executive shall be entitled to receive tax distributions in respect of the income allocable to him in respect of his having been a member of WPCI, Holdings I and Holdings II during 2009, in each such case in the amount determined by the Company or WPCI, acting in good faith consistent with past practices, and any such amount shall be payable at the same time and in the same manner payable to the other individual member of each such entity, which shall be determined in a manner consistent with past practices. WPCI, Holdings I and Holdings II shall each record on its books and records the transfer of ownership of Executive’s interests to the Company in accordance with this Section 4, and Executive agrees to execute any and all additional documents that, during the 90 day period following the Resignation Date, the Company requests Executive to execute to otherwise evidence or record the sale of such WPCI Interests by Executive to the Company.

5. Employee Benefits. Except as otherwise expressly provided herein, Executive’s participation in, and coverage under any and all Company-provided benefit plans, policies and arrangements shall cease on the Resignation Date, in accordance with the benefit plan guidelines. Following the Resignation Date, Executive shall have all of the rights of a terminated vested participant under the Company’s profit sharing plan and 401(k) plan, including the right to direct the timing of distribution of his account balance under each such plan and the ability to rollover a distribution therefrom, in either case in accordance with the terms and conditions of such plans and applicable law. Executive shall be entitled to receive a profit sharing allocation for 2009 in accordance with the terms of the profit sharing plan. Executive shall be eligible to continue his coverage under the Company’s medical benefit plan in accordance with, and subject to the terms and conditions applicable under COBRA; provided that the Company has no further duty or obligation to reimburse Executive for medical expenses incurred after the Resignation Date under any agreement or arrangement that was applicable solely to Executive. Stacey Lamendola shall provide Executive with the requisite forms and explain to Executive his options under the qualified plans and in respect of COBRA continuation coverage. Within 30 days following the Resignation Date, the Company shall cause title to the Company car that was made available for his use on September 1, 2009 to be transferred to Executive without Executive having to pay the book value for such transfer. Unless the Company shall otherwise determine, in its discretion, the Company shall not reimburse Executive or otherwise be liable for any expenses related to the maintenance or repair of such vehicle that have not previously been paid. The Company shall have no responsibility in respect of any car Executive commissioned to be purchased on or after September 1, 2009.
6. Expenses. Except as expressly provided in Section 5, all expenses reasonably incurred by Executive through the Resignation Date and submitted to the Company within 30 days of the Resignation Date shall be subject to reimbursement in accordance with the Company’s generally applicable policies, subject to appropriate documentation and review.

7. Attorney’s Fees. The Company shall make a payment of $250,000 to the law Firm of McCarter and English, LLP, by wire transfer to the account previously identified to the Company, on or before the payment is made for Executive’s WPCI interests, as specified in Section 4, in respect of Executive’s fees and expenses incurred in connection with the negotiation and execution of this Agreement. Except as provided in this Section 7, the Company shall have no duty or obligation to reimburse Executive, or otherwise be liable for. any other legal, financial or other personal expenses of Executive.
8. Nondisparagement. Executive shall not make any statements, directly or indirectly, to any third party (other than his spouse and attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage the business or reputation any of the Company Entities or any of its subsidiaries or affiliates (including, without limitation, any CPA Entity), or any other organization associated with any of the Company Entities or having as part of its name the name “Carey” or “W.P. Carey” or any of their respective officers, directors, shareholders, partners, principals, employees, counsel or agents, whether in their official or individual capacities. The Company and the Specified Officers (as defined below) shall not (and shall cause its subsidiaries, including, without limitation, WPCI not to) make any statements, directly or indirectly, to any third party (other than to its attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage Executive’s business or reputation, whether personally or professionally. The Specified Officers shall mean, with respect to the Company, Wm. Polk Carey, Gordon F. DuGan, and Mark J. DeCesaris, and with respect to WPCI, Jan Karst. The Company and WPCI shall each also use commercially reasonable efforts to cause its other officers and directors to refrain from making any statements, directly or indirectly, that would or could reasonably be expected to damage Executive’s business or reputation, whether personally or professionally. The parties hereto agree that Executive’s departure from the Company Entities shall be communicated to third parties, including in any required filing with the SEC or in any other filings required at law or regulation or pursuant to the rules of any self-regulating organization, in a manner consistent with Schedule A attached hereto. Nothing in this Section 8 shall be interpreted, however, to preclude either party (or, in the case of the Company, its subsidiaries, officers and directors) from making any truthful statements about the other to the extent required by applicable law or regulation, in connection with any litigation (regardless of whether between the parties) or in the course of any regulatory or administrative inquiry, review or investigation.

9. Non-Competition. During the three month period commencing on the date hereof, Executive shall not, without the written consent of the Company, directly or indirectly, as a stockholder owning beneficially or of record more than 5% of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, Executive, consultant, joint venturer, proprietor, or otherwise, engage in or become interested in any Competing Business in the United States, United Kingdom, France or in any other jurisdiction in which the Company is actively engaged in business or with respect to which, at the date hereof, the Company had taken material steps toward becoming actively engaged in such business. For purpose of this Agreement, the term “Competing Business” shall mean any business which is engaged in (i) the business of structuring, obtaining the financing for, or otherwise implementing or facilitating long-term financing of corporate property using leasing arrangements (“Leasing Transactions”) or (ii) any other business activity in which Executive personally participated (other than solely in an administrative capacity with respect to matters for which Executive had no material responsibility) during the 12 month ended on the date of this Agreement of a type and kind that, at the relevant time, is conducted by the Company and which accounts for ten percent (10%) or more of either the Company’s gross revenues or net after tax income (“Other Material Activities”); provided that nothing in this Agreement shall preclude Executive from providing services to any Competing Business so long as such services do not relate, directly or indirectly, to Leasing Transactions or Other Material Activities. Without limiting the generality of the foregoing, Executive acknowledges and agrees that the Company is engaged in business in each state of the United States and in the entirety of the United Kingdom and France. The Company and Executive acknowledge and agree that the provisions of this Section 9 are intended to protect the legitimate business interests of the Company and not to restrain the ability of Executive to obtain gainful employment. The Company agrees that this Section 9 should not be interpreted to preclude Executive from raising capital or seeking to structure or effect financial transactions in respect of investments of a type or nature not undertaken by the Company and its affiliates, even if such other investments compete for investment funds from the same sources of funds as the Company looks to for its transactions (e.g., this Section 9 will not preclude Executive from participating in the structure, financing or implementation of a venture capital fund or mezzanine debt fund, even if the potential investors in such funds include some or all of the same persons or entities as would generally invest in a transaction sponsored or promoted by the Company). For avoidance of doubt, nothing herein shall preclude the Executive, during the three month period commencing on the date hereof, from exploring business opportunities of a competitive nature provided only that he not actually engage in such competitive business activities during the three month period. Notwithstanding the immediately preceding sentence, Executive agrees to not attempt to establish a commercial arrangement with Ameriprise during the three-month period during which this Section 9 is applicable without the prior written consent of the Company.

10. Confidential Information. Except as may be compelled by judicial or administrative subpoena, Executive shall not, without the written consent of the Company, use for his personal benefit, or disclose, communicate or divulge to, or use for any person other than the Company or its subsidiaries or affiliates, any Confidential Information (as defined below) that had been made known to Executive or learned or acquired by Executive while in the employ of, or while providing services to, the Company, WPCI or any of their subsidiaries or affiliates, unless such information has become public other than by reason of Executive’s breach of this covenant. Confidential Information shall mean:
(i) information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company, WPCI or any of their subsidiaries or affiliates who is also bound by a similar confidentiality clause) regarding the business methods, business policies, procedures, techniques, research or developments projects or results, trade secrets, or other processes of or developed by the Company, WPCI or any of their subsidiaries or affiliates;
(ii) any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company, WPCI or any of their subsidiaries or affiliates who is also bound by a similar confidentiality clause); and
(iii) any other material information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause) relating to or dealing with the business operations or activities of the Company, WPCI or any of their subsidiaries or affiliates which has been designated by the Company as confidential or which, if disclosed to any third party, could reasonably be expected to result in a material adverse effect to the Company, WPCI or any of their subsidiaries or affiliates.
11. Nonsolicitation of Employees. Executive agrees that for a period of two years after the termination of his service with the Company Entities, he will not and will not assist or encourage any other person to (i) employ, hire, engage or become associated with (as a shareholder, partner, employee, consultant or in a similar capacity) any employee, partner or other person connected with the Company who rendered services as a professional, including, without limitation, all persons who provide direct and substantial services with respect to Leasing Transactions or any business or type that constitutes an Other Material Activity, regardless of whether Section 9 restricts Executive’s ability to compete in activity (the “Restricted Employees”), at the time of such termination or during any part of the six months (three months, in the case of any employee who was not also an officer of the Company or WPCI) preceding such termination of service, (ii) induce any Restricted Employees to leave the employ of any Company Entity or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise. The Company shall, upon request from Executive, determine whether to waive the restrictions under this Section 11 as to any Restricted Employee who was an any officer of the Company and/or WPCI who has ceased to be employed by the Company for a period of six months and as to any other Restricted Employee who has ceased to be employed by the Company and/or WPCI for a period of three months.

12. Injunctive Relief. Executive agrees and acknowledges that the remedies at law for any breach by him of the provisions of Sections 8, 9, 10 and 11 may be inadequate and that the Company and/or WPCI shall be entitled to seek injunctive relief against him from a court of competent jurisdiction in the event of any such breach. Similarly, the Company and WPCI each agree and acknowledge that the remedies at law for any breach by it of its covenants in Section 8 may be inadequate and that Executive shall be entitled to seek injunctive relief against it from a court of competent jurisdiction in the event of any such breach If any such court of competent jurisdiction shall determine that the restrictions contained in any such Section are unreasonable as to scope, time or geographical area, such court shall reform said restrictions to the extent necessary in the opinion of such court to make them reasonable and enforceable.
13. Acknowledgments and Releases. Executive hereby agrees and acknowledges that, subject to payment of the amounts expressly provided for or referenced in this Agreement, he will have received full payment for all services rendered on behalf of the Company, WPCI and their respective affiliates. In consideration of the Company’s commitments pursuant to Sections 4 and 7, and the Company’s Release (as defined below), Executive shall execute, on the Resignation Date, the release attached hereto as Exhibit B (“Executive’s Release”). Executive’s Release shall pertain to any and all claims that Executive may now have or may hereafter have against any of the Company Entities or any of its predecessors (including, without limitation, W.P. Carey & Co., Inc), arising out of or in connection with Executive’s employment with, or service as an officer, member, partner or director of, any such entity (including, without limitation, Executive’s assertion of the right to terminate employment for Good Reason under his Employment Agreement), other than any claim for the payments or benefits to be provided to Executive under or in accordance with the terms of this Agreement (including any claim for indemnification or other similar rights as specified in Section 16 hereof). Subject to Executive’s execution of Executive’s Release, each of the Company and WPCI shall execute the release attached hereto as Exhibit C (the “Company Release”). The Company Release shall pertain to any and all claims that the Company and WPCI may now have or may hereafter have against Executive or any of his successors or assigns arising out of or in connection with Executive’s employment with, or service as an officer, member, partner or director of, any Company Entity, including, but not limited to, any claims which have been made or may be made in the future by any employee of the Company against Executive arising out of actions or omissions by Executive during the period he was employed by the Company.

14. Cooperation and Assistance. Subject to and consistent with past practice, Executive shall promptly execute and approve such documents (including financial statements) pertaining to the business and operations of Company, WPCI and each of the Company Entities during periods prior to the Resignation Date while he has an officer, employee or director of any such entity, as the Company or WPCI shall request (i) in the case of the Company and any other US entity, within 90 days of the Resignation Date and (ii) in the case of any foreign entity, prior to the first anniversary of the Resignation Date. Executive shall also cooperate with and assist the Company and WPCI in connection with any litigation or investigation of the Company or WPCI pertaining to matters arising during Executive’s employment. The assistance to be provided pursuant to the immediately preceding sentence (the “Litigation Assistance”) shall be on a reasonable and customary basis, and shall not extend beyond that which is reasonably necessary and appropriate under the circumstances with respect to the matter in litigation or under investigation. The Company and WPCI agree that one or the other entity will reimburse Executive for any out-of-pocket expenses reasonably incurred in connection with such Litigation Assistance, so long as such expenses are otherwise reimbursable in accordance with the generally applicable policies of the Company or WPCI, as applicable. In seeking Executive’s help in respect to Litigation Assistance, the Company and WPCI shall make all reasonable accommodation for Executive’s business and personal commitments.
15. Withholding. All payments to be made or benefits to be provided to Executive in accordance with this Agreement (other than the amounts payable to Executive for the reimbursement of business expenses actually incurred) are in consideration of the performance of his services as an employee of the Company and shall be made net of all applicable income and employment taxes required to be withheld from such payments, which may be deducted from such payments or from other payments made hereunder. Notwithstanding the foregoing, the payment made to Executive in consideration of his interests in WPCI pursuant to Section 4 hereof are made in consideration of his ownership rights in WPCI, are not compensatory and are not subject to withholding in accordance with this Section 15.
16. Indemnification. The Company and WPCI each agree to indemnify and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance of services as an officer, director, member, partner or employee of any Company Entity, including, without limitation, any claim by any CPA Entity or any other entity to which Executive provided services at the direction of the Company or any claim by an employee of the Company or WPCI, in accordance with the provisions of the applicable limited liability company agreement and by-laws, as in effect from time to time. The Company further agrees that it shall indemnify, defend and hold harmless Executive with respect to his services as an officer, director, partner, member or employee of the Company, WPCI and their respective subsidiaries in a manner no less favorable to Executive than is generally applicable to former officers, directors, partners, members and employees of each such entity, and shall extend to Executive any rights and coverage under any director and officer liability insurance coverage to the same extent such coverage is generally made available to such former officers, directors and employees.

17. Notices. Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand or sent overnight courier. All notices to the Company or WPCI will be marked confidential and addressed to:
Paul Marcotrigiano, Esq.
Chief Legal Officer
W.P. Carey & Co., LLC
50 Rockefeller Plaza
New York New York 10020
with a copy to:
Lawrence K. Cagney
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022.
All notices to Executive will be addressed to the most recent address for Executive reflected in the Company’s records (or such other address as Executive may from time to time specify to the Company in accordance with this notice provision), with a copy to:
Daniel A. Pollack, Esq.
McCarter & English LLP
245 Park Avenue
New York, New York 10167
18. Miscellaneous. This Agreement supersedes and extinguishes the Employment Agreement (as that term is defined in the Whereas clause hereto) in all respects. The Company and WPCI each hereby represent and warrant to Executive that it has been duly authorized to enter into this Agreement. The Company also represents and warrants that the purchase by the Company of the WPCI interests described in Section 4 has been approved by the Compensation Committee of its Board of Directors, pursuant to an express delegation of authority from the Board. This Agreement may be amended only by a written instrument signed by the Company, WPCI and Executive. Except with respect to the equity compensation plans and agreements referenced in Section 3 and the employee benefit plans, policies and arrangements that are referenced in Section 5 hereof (under which Executive’s rights and entitlements shall be determined in accordance with such Sections), this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of New York, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT effective as of the day first written above.

W.P. CAREY & CO., LLC
By:	/s/ M. J. DeCesaris
Title: Acting Chief Financial Officer

W. P. CAREY INTERNATIONAL LLC

By:	/s/ Jan Karst
Title: Chief Operating Officer

EDWARD LAPUMA
/s/ Edward v. LaPuma

Schedule A
Mutually Agreed Statement
(1) Edward V. LaPuma, Managing Director and Head of International Investments of W.P. Carey LLC (the “Company”), and President of W. P. Carey International LLC (“WPCI”), resigned from the Company, WPCI, and all affiliated entities effective as of December 24, 2009 pursuant to a mutually agreed separation.
(2) As part of this separation, the Company effected the purchase of Mr. LaPuma’s substantial minority interest in WPCI, for cash, at a negotiated fair market value of $15,380,000.
(3) Mr. LaPuma joined the Company as an Assistant to the Chairman in July 1994, where he helped establish the firm’s institutional department and as a result became President of Carey Institutional Properties (“CIP”). Over his 15 year tenure with the Company, he served in various positions with increasing responsibilities. When he moved to the investment team, Mr. LaPuma participated in negotiating and structuring in excess of $1.5 billion dollars of sale and leaseback transactions across the United States. Mr. LaPuma then played a key role in establishing and developing WPCI. As President of WPCI for over six years, Mr. LaPuma participated in the negotiation and structuring of in excess of $2 billion dollars of sale and leaseback transactions in 11 countries. Mr. LaPuma also served as President of CPA: 14.

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